EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-60825) of Air Methods Corporation of our report dated July 3, 2003 relating to the statement of net assets available for participant benefits of the Air Methods Corporation 401(k) Plan as of December 31, 2002, and the related statement of changes in net assets available for participant benefits for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Air Methods Corporation 401(k) Plan.


                                    KPMG LLP


Denver, Colorado
June 25, 2004